Exhibit 99.1

Corautus Genetics Inc. Announces Pricing of Equity Offering

ATLANTA - Corautus Genetics Inc. (Nasdaq: VEGF) today announced it has priced its offering of 7,500,000 shares of common stock at a public offering price of $3.85 per share. The common stock is expected to be issued on March 15, 2006, subject to customary conditions.

Corautus expects to receive net proceeds of approximately $26.5 million from the offering and will use the net proceeds for working capital and for other general corporate purposes including funding our clinical trials and manufacturing costs. Corautus has granted the underwriters an option to purchase an additional 1,125,000 shares of common stock to cover over-allotments, if any.

Lazard Capital Markets LLC is the lead manager and sole book-runner for the offering. Jefferies & Company, Inc. is the co-lead manager.

The final prospectus supplement has been filed today with the U.S. Securities and Exchange Commission. Copies of the final prospectus supplement relating to the offering may be obtained by contacting Lazard Capital Markets LLC at 30 Rockefeller Plaza New York, NY 10020 or (212) 632-6000.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contacts:

Michael K. Steele
Corautus Genetics Inc.
404-526-6212
msteele@corautus.com

Kim Golodetz
Lippert/Heilshorn & Associates
212-838-3777
kgolodetz@lhai.com

Bruce Voss
Lippert/Heilshorn & Associates
310-691-7100
bvoss@lhai.com